Exhibit 99.1

Management’s Report on Internal Control Over Financial Reporting

The management of Lamar Advertising Company is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act.

Lamar Advertising’s management assessed the effectiveness of Lamar Advertising’s internal control over financial reporting as of December 31, 2015. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013). Based on this assessment, Lamar Advertising’s management has concluded that, as of December 31, 2015, Lamar Advertising’s internal control over financial reporting is effective based on those criteria. The effectiveness of Lamar Advertising’s internal control over financial reporting as of December 31, 2015 has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report, which is included in Item 8 to this Annual Report.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Lamar Advertising Company:

We have audited the accompanying consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedules II and III. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lamar Advertising Company and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Lamar Advertising Company’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 25, 2016, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
KPMG LLP

Baton Rouge, Louisiana

February 25, 2016, except as to Note 17,

which is as of July 8, 2016

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2015 and 2014

(In thousands, except share and per share data)

	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$22,327	$26,035
Receivables, net of allowance for doubtful accounts of $8,984 and $7,957 as of 2015 and 2014, respectively	174,398	169,610
Prepaid lease expenses	44,437	42,713
Deferred income tax assets (note 11)	1,352	729
Other current assets	39,218	34,057

Total current assets	281,732	273,144

Property, plant and equipment (note 4)	3,139,239	3,110,385
Less accumulated depreciation and amortization	(2,044,102)	(2,026,745)

Net property, plant and equipment	1,095,137	1,083,640

Goodwill (note 5)	1,546,594	1,512,768
Intangible assets, net (note 5)	402,886	366,985
Deferred financing costs, net of accumulated amortization of $19,455 and $14,764 as of 2015 and 2014, respectively	28,034	32,725
Deferred income tax assets (note 11)	—	12,496
Other assets	37,395	37,060

Total assets	$3,391,778	$3,318,818

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$17,452	$16,368
Current maturities of long-term debt (note 8)	21,332	15,625
Accrued expenses (note 7)	115,208	108,790
Deferred income	87,661	84,558

Total current liabilities	241,653	225,341

Long-term debt (note 8)	1,898,152	1,884,270
Deferred income tax liabilities (note 11)	2,052	—
Asset retirement obligation (note 9)	206,234	204,327
Other liabilities	22,628	23,414

Total liabilities	2,370,719	2,337,352

Stockholders’ equity (note 13):
Series AA preferred stock, par value $.001, $63.80 cumulative dividends, authorized 5,720 shares; 5,720 shares issued and outstanding at 2015 and 2014	—	—
Class A common stock, par value $.001, 362,500,000 shares authorized, 82,188,372 and 80,933,071 shares issued and 82,083,536 and 80,933,071 outstanding at 2015 and 2014, respectively	82	81
Class B common stock, par value $.001, 37,500,000 shares authorized, 14,610,365 shares issued and outstanding at 2015 and 2014	15	15
Additional paid-in-capital	1,664,038	1,611,775
Accumulated comprehensive (deficit) income	(1,178)	2,454
Accumulated deficit	(635,799)	(632,859)
Cost of shares held in treasury, 104,836 and 0 shares in 2015 and 2014, respectively	(6,099)	—

Stockholders’ equity	1,021,059	981,466

Total liabilities and stockholders’ equity	$3,391,778	$3,318,818

See accompanying notes to consolidated financial statements.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

Years Ended December 31, 2015, 2014 and 2013

(In thousands, except share and per share data)

	2015	2014	2013
Statements of Operations
Net revenues	$1,353,396	$1,287,060	$1,245,842

Operating expenses (income):
Direct advertising expenses (exclusive of depreciation and amortization)	473,760	453,269	436,844
General and administrative expenses (exclusive of depreciation and amortization)	242,182	230,800	231,574
Corporate expenses (exclusive of depreciation and amortization)	71,759	69,078	57,212
Depreciation and amortization (note 10)	191,433	258,435	300,579
Gain on disposition of assets	(8,765)	(3,192)	(3,804)

	970,369	1,008,390	1,022,405

Operating income	383,027	278,670	223,437
Other expense (income):
Loss on extinguishment of debt	—	26,023	14,345
Other-than-temporary impairment of investment	—	4,069	—
Interest income	(34)	(102)	(165)
Interest expense	98,433	105,254	146,277

	98,399	135,244	160,457

Income before income tax expense	284,628	143,426	62,980
Income tax expense (benefit) (note 11)	22,058	(110,092)	22,841

Net income	262,570	253,518	40,139
Preferred stock dividends	365	365	365

Net income applicable to common stock	$262,205	$253,153	$39,774

Earnings per share:
Basic earnings per share	$2.72	$2.66	$0.42

Diluted earnings per share	$2.72	$2.66	$0.42

Cash dividends declared per share of common stock	$2.75	$2.50	$—

Weighted average common shares outstanding	96,321,578	95,218,083	94,387,230
Incremental common shares from dilutive stock options	53,552	66,043	358,285

Weighted average common shares assuming dilution	96,375,130	95,284,126	94,745,515

Statements of Comprehensive Income
Net income	$262,570	$253,518	$40,139
Other comprehensive loss, net of tax
Foreign currency translation adjustments	(3,632)	(1,413)	(2,111)

Comprehensive income	$258,938	$252,105	$38,028

See accompanying notes to consolidated financial statements.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2015, 2014 and 2013

(In thousands, except share and per share data)

	Series AA PREF Stock	Class A CMN Stock	Class B CMN Stock	Treasury Stock	Add’l Paid in Capital	Accumulated Comprehensive Income (Deficit)	Accumulated Deficit	Total
Balance, December 31, 2012	$—	96	15	(889,631)	2,432,518	5,978	(687,351)	861,625
Non-cash compensation	—	—	—	—	18,179	—	—	18,179
Exercise of 682,263 shares of stock options	—	1	—	—	16,992	—	—	16,993
Issuance of shares of common stock through employee purchase plan	—	—	—	—	3,900	—	—	3,900
Tax shortfall related to options exercised	—	—	—	—	(1,214)	—	—	(1,214)
Purchase of 97,430 shares of treasury stock	—	—	—	(4,200)	—	—	—	(4,200)
Foreign currency translation	—	—	—	—	—	(2,111)	—	(2,111)
Net income	—	—	—	—	—	—	40,139	40,139
Dividends ($63.80 per preferred share)	—	—	—	—	—	—	(365)	(365)

Balance, December 31, 2013	$—	97	15	(893,831)	2,470,375	3,867	(647,577)	932,946
Non-cash compensation	—	—	—	—	17,600	—	—	17,600
Exercise of 522,032 shares of stock options	—	1	—	—	16,246	—	—	16,247
Issuance of shares of common stock through employee purchase plan	—	—	—	—	4,368	—	—	4,368
Tax shortfall related to options exercised	—	—	—	—	(13)	—	—	(13)
Purchase of 54,295 shares of treasury stock	—	—	—	(2,987)	—	—	—	(2,987)
Retirement of 17,270,930 shares of treasury stock	—	(17)	—	896,818	(896,801)	—	—	—
Foreign currency translation	—	—	—	—	—	(1,413)	—	(1,413)
Net income	—	—	—	—	—	—	253,518	253,518
Dividends/distributions to common shareholders ($2.50 per common share)	—	—	—	—	—	—	(238,435)	(238,435)
Dividends ($63.80 per preferred share)	—	—	—	—	—	—	(365)	(365)

Balance, December 31, 2014	$—	81	15	—	1,611,775	2,454	(632,859)	981,466
Non-cash compensation	—	—	—	—	23,883	—	—	23,883
Exercise of 881,936 shares of stock options	—	1	—	—	23,371	—	—	23,372
Issuance of shares of common stock through employee purchase plan	—	—	—	—	5,027	—	—	5,027
Tax shortfall related to options exercised	—	—	—	—	(18)	—	—	(18)
Purchase of 104,836 shares of treasury stock	—	—	—	(6,099)	—	—	—	(6,099)
Foreign currency translation	—	—	—	—	—	(3,632)	—	(3,632)
Net income	—	—	—	—	—	—	262,570	262,570
Dividends/distributions to common shareholders ($2.75 per common share)	—	—	—	—	—	—	(265,145)	(265,145)
Dividends ($63.80 per preferred share)	—	—	—	—	—	—	(365)	(365)

Balance, December 31, 2015	$—	82	15	(6,099)	1,664,038	(1,178)	(635,799)	1,021,059

See accompanying notes to consolidated financial statements.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2015, 2014 and 2013

(In thousands)

	2015	2014	2013
Cash flows from operating activities:
Net income	$262,570	$253,518	$40,139
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	191,433	258,435	300,579
Stock-based compensation	25,890	24,120	24,936
Amortization included in interest expense	4,682	4,777	14,667
Gain on disposition of assets and investments	(8,765)	(3,192)	(3,804)
Other-than-temporary impairment of investment	—	4,069	—
Loss on extinguishment of debt	—	26,023	14,345
Deferred income tax expense (benefit)	11,099	(122,137)	18,749
Provision for doubtful accounts	6,506	5,947	6,034
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables	(9,034)	(13,553)	(6,663)
Prepaid expenses	(575)	524	788
Other assets	(4,475)	662	(4,970)
Increase (decrease) in:
Trade accounts payable	(458)	1,076	(89)
Accrued expenses	3,335	8,273	(6,371)
Other liabilities	(4,558)	3,987	(3,635)

Cash flows provided by operating activities	477,650	452,529	394,705

Cash flows from investing activities:
Capital expenditures	(110,425)	(107,573)	(105,650)
Acquisitions	(153,877)	(65,021)	(92,248)
(Increase) decrease in notes receivable	(7)	4,462	(840)
Proceeds from disposition of assets and investments	10,429	4,135	6,869

Cash flows used in investing activities	(253,880)	(163,997)	(191,869)

Cash flows from financing activities:
Net proceeds from issuance of common stock	28,399	20,615	20,893
Cash used for purchase of treasury shares	(6,099)	(2,987)	(4,200)
Proceeds received from revolving credit facility	317,000	325,000	184,000
Payments on revolving credit facility	(282,000)	(410,000)	(34,000)
Principal payments on long term debt	(15,468)	(11,750)	(33,051)
Proceeds received from senior credit facility	—	300,000	—
Debt issuance costs	—	(17,441)	(89)
Proceeds received from note offering	—	510,000	—
Payment on senior subordinated notes	—	(415,752)	(360,383)
Payment on senior credit facility	—	(352,106)	—
Distributions to non-controlling interest	(1,130)	(1,094)	—
Dividends/distributions	(265,510)	(238,800)	(365)

Cash flows used in financing activities	(224,808)	(294,315)	(227,195)

Effect of exchange rate changes in cash and cash equivalents	(2,670)	(1,394)	(1,340)

Net decrease in cash and cash equivalents	(3,708)	(7,177)	(25,699)
Cash and cash equivalents at beginning of period	26,035	33,212	58,911

Cash and cash equivalents at end of period	$22,327	$26,035	$33,212

Supplemental disclosures of cash flow information:
Cash paid for interest	$93,765	$94,646	$140,048

Cash paid for state and federal income taxes	$10,786	$12,754	$4,096

See accompanying notes to consolidated financial statements.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(1) Significant Accounting Policies

(a) Nature of Business

Lamar Advertising Company (the Company) is engaged in the outdoor advertising business, operating approximately 144,000 billboard advertising displays in 44 states, Canada and Puerto Rico. The Company’s operating strategy is to be the leading provider of outdoor advertising services in the markets it serves.

In addition, the Company operates a logo sign business in 23 states throughout the United States and the province of Ontario, Canada and operates over 42,000 transit advertising displays in 18 states, Canada and Puerto Rico. Logo signs are erected pursuant to state-awarded service contracts on public rights-of-way near highway exits and deliver brand name information on available gas, food, lodging and camping services. Included in the Company’s logo sign business are tourism signing contracts. The Company provides transit advertising in airport terminals, on bus shelters, benches and buses in the markets it serves.

The Company operates as a Real Estate Investment Trust (“REIT”) for U.S. federal income tax purposes and generally will not be subject to federal income taxes on its income and gains that the Company distributes to its stockholders, including the income derived from advertising rental revenue. However, even as a REIT, the Company will remain obligated to pay income taxes on earnings from the assets of its taxable REIT subsidiaries (“TRSs”). In addition, the Company’s foreign assets and operations continue to be subject to taxation in the foreign jurisdictions where those assets are held or those operations are conducted.

(b) Principles of Consolidation

The accompanying consolidated financial statements include Lamar Advertising Company, its wholly owned subsidiary, Lamar Media Corp. (Lamar Media), and its majority-owned subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

An operating segment is a component of an enterprise:

•	that engages in business activities from which it may earn revenues and incur expenses;

•	whose operating results are regularly reviewed by the enterprise’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and

•	for which discrete financial information is available.

We define the term ‘chief operating decision maker’ to be our executive management group, which consist of our Chief Executive Officer, President and Chief Financial Officer. Currently, all operations are reviewed on a consolidated basis for budget and business plan performance by our executive management group. Additionally, operational performance at the end of each reporting period is viewed in the aggregate by our management group. Any decisions related to changes in invested capital, personnel, operational improvement or training, or to allocate other company resources are made based on the combined results.

We operate in a single operating and reporting segment, advertising. We rent advertising space on billboards, buses, shelters, benches, logo plates and in airport terminals.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(c) Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets during the year ended 2015. For the years ended December 31, 2014 and 2013 depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the assets.

(d) Goodwill and Intangible Assets

Goodwill is subject to an annual impairment test. The Company designated December 31 as the date of its annual goodwill impairment test. Impairment testing involves various estimates and assumptions, which could vary, and an analysis of relevant market data and market capitalization. If industry and economic conditions deteriorate, the Company may be required to assess goodwill impairment before the next annual test, which could result in impairment charges.

The Company is required to identify its reporting units and determine the carrying value of each reporting unit. The Company has indentified two reporting units, Billboard operations and Logo operations, by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. The Company is required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, the Company would be required to perform the second step of the impairment test, as this is an indication that the reporting unit goodwill may be impaired. The fair value of each reporting unit exceeded its carrying amount at its annual impairment test date on December 31, 2015 and 2014; therefore, the Company was not required to recognize an impairment loss.

Intangible assets, consisting primarily of site locations, customer lists and contracts, and non-competition agreements are amortized using the straight-line method over the assets estimated useful lives, generally from 3 to 15 years.

(e) Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset or asset group before interest expense. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset or asset group. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

(f) Acquisitions

For transactions that meet the definition of a business combination, the Company allocates the purchase price, including any contingent consideration, to the assets acquired and the liabilities assumed at their estimated fair values as of the date of the acquisition with any excess of the purchase price paid over the estimated fair value of net assets acquired recorded as goodwill. The fair value of the assets acquired and liabilities assumed is typically determined by using either estimates of replacement costs or discounted cash flow valuation methods. When determining the fair value of tangible assets acquired, the Company must estimate the cost to replace the asset with a new asset, adjusted for an estimated reduction in fair value due to age of the asset, and the economic useful life. When determining the fair value of intangible assets acquired, the Company must estimate the applicable discount rate and the timing and amount of future cash flows. The determination of the final purchase price and the acquisition-date fair value of identifiable assets acquired and liabilities assumed may extend over more than one period and result in adjustments to the preliminary estimate recognized in the prior period financial statements.

(g) Deferred Income

Deferred income consists principally of advertising revenue invoiced in advance. Deferred advertising revenue is recognized in income over the term of the contract.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(h) Revenue Recognition

The Company recognizes outdoor advertising revenue on an accrual basis ratably over the term of the contracts. Production revenue and the related expense for the advertising copy are recognized upon completion of the sale.

The Company engages in barter transactions where the Company trades advertising space for goods and services. The Company recognizes revenues and expenses from barter transactions at fair value, which is determined based on the Company’s own historical practice of receiving cash for similar advertising space from buyers unrelated to the party in the barter transaction. The amount of revenue and expense recognized for advertising barter transactions is as follows:

	2015	2014	2013
Net revenues	$7,956	$7,839	$7,862
Direct advertising expenses	$3,137	$2,928	$3,005
General and administrative expenses	$4,407	$4,675	$4,417

(i) Income Taxes

As a REIT, the Company is generally not subject to federal income taxes on income and gains distributed to the Company’s stockholders. However, the Company remains obligated to pay income taxes on earnings from domestic TRSs. In addition, the Company’s foreign assets and operations continue to be subject to taxation in the foreign jurisdictions where those assets are held or where those operations are conducted, including those designated as Qualified REIT Subsidiaries, or QRSs, for federal income tax purposes. Accordingly, the consolidated financial statements reflect provisions for federal, state, local and foreign income taxes. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, as well as operating loss and tax credit carryforwards. The Company measures deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carry forwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities as a result of a change in tax rates is recognized in income in the period that includes the enactment date.

(j) Dividends/Distributions

As a REIT, the Company must annually distribute to its stockholders an amount equal to at least 90% of its REIT taxable income (determined before the deduction for distributed earnings and excluding any net capital gain). During the years ended December 31, 2015 and 2014, the Company declared and paid distributions of its REIT taxable income of an aggregate of $265,145 or $2.75 per share and $198,520 or $2.08 per share, respectively. In addition, the Company paid distributions of its pre-REIT accumulated earnings and profits of $39,915 or $0.42 per share during the year ended December 31, 2014. The amount, timing and frequency of future distributions will be at the sole discretion of the Board of Directors and will be declared based upon various factors, a number of which may be beyond the Company’s control, including the financial condition and operating cash flows, the amount required to maintain REIT status and reduce any income and excise taxes that the Company otherwise would be required to pay, limitations on distributions in our existing and future debt instruments, the Company’s ability to utilize net operating losses (“NOLs”) to offset, in whole or in part, the Company’s distribution requirements, limitations on its ability to fund distributions using cash generated through its TRSs and other factors that the Board of Directors may deem relevant. During the years ended December 31, 2015, 2014 and 2013, the Company paid cash dividend distributions to holders of its Series AA Preferred Stock of $365 or $63.80 per share.

(k) Earnings Per Share

The calculation of basic earnings per share excludes any dilutive effect of stock options, while diluted earnings per share includes the dilutive effect of stock options. For the years ended December 31, 2015, 2014 and 2013 there were no dilutive shares excluded from the calculation.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(l) Stock Based Compensation

Compensation expense for share-based awards is recognized based on the grant date fair value of those awards. Stock-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line basis, which is generally commensurate with the vesting term. Non-cash compensation expense recognized during the years ended December 31, 2015, 2014, and 2013 were $25,890, $24,120 and $24,936, respectively. The $25,890 expensed during the year ended December 31, 2015 consists of (i) $9,560 related to stock options, (ii) $16,076 related to stock grants, made under the Company’s performance-based stock incentive program in 2015 and (iii) $254 related to stock awards to directors. See Note 14 for information on the assumptions used to calculate the fair value of stock-based compensation.

(m) Cash and Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

(n) Foreign Currency Translation

Local currencies generally are considered the functional currencies outside the United States. Assets and liabilities for operations in local-currency environments are translated at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Foreign currency translation adjustments are recorded as a component of other comprehensive (loss) income in the Consolidated Statements of Operations and Comprehensive Income and as a component of accumulated other comprehensive (deficit) income in the Consolidated Statements of Stockholders’ Equity.

(o) Asset Retirement Obligations

The Company is required to record the fair value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. The liability is capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. The Company’s asset retirement obligations relate primarily to the dismantlement, removal, site reclamation and similar activities of its properties.

(p) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(q) Comprehensive Income

Total comprehensive income is presented in the Consolidated Statements of Operations and Comprehensive Income and the components of accumulated other comprehensive income are presented in the Consolidated Statements of Stockholders’ Equity. Comprehensive income is composed of foreign currency translation effects.

(r) Fair Value Measurements

The Company determines the fair value of its financial instruments using the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

(s) Subsequent Events

The Company has performed an evaluation of subsequent events through the date on which the financial statements are issued.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(2) Acquisitions

Year Ended December 31, 2015

During the twelve months ended December 31, 2015, the Company completed several acquisitions of outdoor advertising assets for a total purchase price of $158,552, of which $153,877 was in cash and $4,675 in non-cash consideration consisting principally of exchanges of outdoor advertising assets. As a result of the acquisitions, a gain of $4,326 was recorded for transactions which involved the exchanges of outdoor advertising assets during the year ended December 31, 2015.

Each of these acquisitions was accounted for under the acquisition method of accounting, and, accordingly, the accompanying consolidated financial statements include the results of operations of each acquired entity from the date of acquisition. The acquisition costs have been allocated to assets acquired and liabilities assumed based on fair market value estimates at the dates of acquisition. The following is a summary of the allocation of the acquisition costs in the above transactions.

Total
Property, plant and equipment	$26,547
Goodwill	34,275
Site locations	87,899
Non-competition agreements	455
Customer lists and contracts	14,901
Current assets	5,650
Current liabilities	(8,674)
Long–term liabilities	(2,501)

$158,552

Total acquired intangible assets for the year ended December 31, 2015 were $137,530, of which $34,275 was assigned to goodwill. Although goodwill is not amortized for financial statement purposes, $27,082 is expected to be fully deductible for tax purposes. The remaining $103,255 of acquired intangible assets have a weighted average useful life of approximately 14 years. The intangible assets include customer lists and contracts of $14,901 (7 year weighted average useful life) and site locations of $87,899 (15 year weighted average useful life). The aggregate amortization expense related to the 2015 acquisitions for the year ended December 31, 2015 was approximately $4,588.

The following unaudited pro forma financial information for the Company gives effect to the 2015 and 2014 acquisitions as if they had occurred on January 1, 2014. These pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on such date or to project the Company’s results of operations for any future period.

	2015	2014
	(unaudited)
Net revenues	$1,374,831	$1,336,710
Net income applicable to common stock	$263,079	$256,245
Net income per common share — basic	$2.73	$2.69
Net income per common share — diluted	$2.73	$2.69

Year Ended December 31, 2014

During the twelve months ended December 31, 2014, the Company completed several acquisitions of outdoor advertising assets for a total cash purchase price of $65,021.

Each of these acquisitions was accounted for under the acquisition method of accounting, and, accordingly, the accompanying consolidated financial statements include the results of operations of each acquired entity from the date of acquisition. The acquisition costs have been allocated to assets acquired and liabilities assumed based on fair market value estimates at the dates of acquisition. The following is a summary of the allocation of the acquisition costs in the above transactions.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

Total
Property, plant and equipment	$10,542
Goodwill	9,457
Site locations	36,982
Non-competition agreements	135
Customer lists and contracts	7,216
Current assets	895
Current liabilities	(206)

$65,021

Total acquired intangible assets for the year ended December 31, 2014 were $53,790, of which $9,457 was assigned to goodwill. Although goodwill is not amortized for financial statement purposes, $9,457 is expected to be fully deductible for tax purposes. The remaining $44,333 of acquired intangible assets have a weighted average useful life of approximately 14 years. The intangible assets include customer lists and contracts of $7,216 (7 year weighted average useful life) and site locations of $36,982 (15 year weighted average useful life). The aggregate amortization expense related to the 2014 acquisitions for the year ended December 31, 2014 was approximately $1,452.

The following unaudited pro forma financial information for the Company gives effect to the 2014 and 2013 acquisitions as if they had occurred on January 1, 2013. These pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on such date or to project the Company’s results of operations for any future period.

	2014	2013
	(unaudited)
Net revenues	$1,291,771	$1,262,506
Net income applicable to common stock	$256,785	$40,015
Net income per common share — basic	$2.70	$0.42
Net income per common share — diluted	$2.69	$0.42

(3) Non-cash Financing and Investing Activities

For the years ended December 31, 2015, 2014 and 2013, the Company had $6,036, $1,900 and $4,982 non-cash investing activities related to capital expenditures and acquisitions of outdoor advertising assets, respectively. During the year ended December 31, 2014, the Company had non-cash financing activity related to the retirement of 17,270,930 shares of treasury stock for $896,818 related to the Company’s conversion to a REIT. There were no significant non-cash financing activities during the years ended December 31, 2015 and 2013.

(4) Property, Plant and Equipment

Major categories of property, plant and equipment at December 31, 2015 and 2014 are as follows:

	Estimated Life (Years)	2015	2014
Land	—	$326,942	$316,798
Building and improvements	10 — 39	136,587	132,360
Advertising structures	5 — 15	2,529,301	2,520,644
Automotive and other equipment	3 — 7	146,409	140,583

		$3,139,239	$3,110,385

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(5) Goodwill and Other Intangible Assets

The following is a summary of intangible assets at December 31, 2015 and December 31, 2014:

	Estimated Life (Years)	2015		2014
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable Intangible Assets:
Customer lists and contracts	7 — 10	$513,832	$477,006	$499,310	$470,170
Non-competition agreements	3 — 15	64,514	63,453	64,062	63,192
Site locations	15	1,616,345	1,251,825	1,531,161	1,194,709
Other	5 — 15	14,008	13,529	14,008	13,485

		$2,208,699	$1,805,813	$2,108,541	$1,741,556
Unamortizable Intangible Assets:
Goodwill		$1,800,130	$253,536	$1,766,304	$253,536

The changes in the gross carrying amount of goodwill for the year ended December 31, 2015 are as follows:

Balance as of December 31, 2014	$1,766,304
Goodwill acquired during the year	34,275
Purchase price adjustments and other	(449)
Impairment losses	—

Balance as of December 31, 2015	$1,800,130

Amortization expense for the years ended December 31, 2015, 2014 and 2013 was $66,490, $96,139 and $106,533, respectively. The following is a summary of the estimated amortization expense for future years:

2016	$60,078
2017	54,622
2018	49,874
2019	44,375
2020	34,520
Thereafter	159,417

Total	$402,886

(6) Leases

The Company is party to various operating leases for production facilities, vehicles and sites upon which advertising structures are built. The leases expire at various dates, and have varying options to renew and to cancel and may contain escalation provisions. The following is a summary of minimum annual rental payments required under those operating leases that have original or remaining lease terms in excess of one year as of December 31, 2015:

2016	$172,305
2017	$135,811
2018	$120,334
2019	$107,791
2020	$94,172
Thereafter	$693,441

Rental expense related to the Company’s operating leases was $240,518, $227,879 and $222,638 for the years ended December 31, 2015, 2014 and 2013, respectively.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(7) Accrued Expenses

The following is a summary of accrued expenses at December 31, 2015 and 2014:

	2015	2014
Payroll	$14,943	$13,852
Interest	29,268	29,281
Insurance benefits	13,951	12,853
Accrued lease expense	33,628	35,903
Stock-based compensation	15,301	13,283
Other	8,117	3,618

	$115,208	$108,790

(8) Long-term Debt

Long-term debt consists of the following at December 31, 2015 and 2014:

	2015	2014
Senior Credit Facility	$373,750	$353,750
5 7/8% Senior Subordinated Notes	500,000	500,000
5% Senior Subordinated Notes	535,000	535,000
5 3/8% Senior Notes	510,000	510,000
Other notes with various rates and terms	734	1,145

	1,919,484	1,899,895
Less current maturities	(21,332)	(15,625)

Long-term debt excluding current maturities	$1,898,152	$1,884,270

Long-term debt matures as follows:

2016	$21,332
2017	$39,375
2018	$45,000
2019	$268,750
2020	$—
Later years	$1,545,027

5 7/8% Senior Subordinated Notes

On February 9, 2012, Lamar Media completed an institutional private placement of $500,000 aggregate principal amount of 5 7/8% Senior Subordinated Notes, due 2022 (the “5 7/8% Notes”). The institutional private placement resulted in net proceeds to Lamar Media of approximately $489,000.

At any time prior to February 1, 2017, Lamar Media may redeem some or all of the 5 7/8% Notes at a price equal to 100% of the aggregate principal amount plus a make-whole premium. On or after February 1, 2017, Lamar Media may redeem the 5 7/8% Notes, in whole or in part, in cash at redemption prices specified in the 5 7/8% Notes. In addition, if the Company or Lamar Media undergoes a change of control, Lamar Media may be required to make an offer to purchase each holder’s 5 7/8% Notes at a price equal to 101% of the principal amount of the 5 7/8% Notes, plus accrued and unpaid interest, up to but not including the repurchase date.

5% Senior Subordinated Notes

On October 30, 2012, Lamar Media completed an institutional private placement of $535,000 aggregate principal amount of 5% Senior Subordinated Notes due 2023 (the “5% Notes”). The institutional private placement resulted in net proceeds to Lamar Media of approximately $527,100.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

At any time prior to May 1, 2018, Lamar Media may redeem some or all of the 5% Notes at a price equal to 100% of the aggregate principal amount plus a make-whole premium. On or after May 1, 2018, Lamar Media may redeem the 5% Notes, in whole or in part, in cash at redemption prices specified in the 5% Notes. In addition, if the Company or Lamar Media undergoes a change of control, Lamar Media may be required to make an offer to purchase each holder’s 5% Notes at a price equal to 101% of the principal amount of the 5% Notes, plus accrued and unpaid interest, up to but not including the repurchase date.

5 3/8% Senior Notes

On January 10, 2014, Lamar Media completed an institutional private placement of $510,000 aggregate principal amount of 5 3/8% Senior Notes due 2024 (the “5 3/8% Senior Notes”). The institutional private placement resulted in net proceeds to Lamar Media of approximately $502,300.

Lamar Media may redeem up to 35% of the aggregate principal amount of the 5 3/8% Senior Notes, at any time and from time to time, at a price equal to 105.375% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon, with the net cash proceeds of certain public equity offerings completed before January 15, 2017, provided that following the redemption, at least 65% of the 5 3/8% Senior Notes that were originally issued remain outstanding and any such redemption occurs within 120 days following the closing of any such public equity offering. At any time prior to January 15, 2019, Lamar Media may redeem some or all of the 5 3/8% Senior Notes at a price equal to 100% of the aggregate principal amount, plus accrued and unpaid interest thereon and a make-whole premium. On or after January 15, 2019, Lamar Media may redeem the 5 3/8% Senior Notes, in whole or in part, in cash at redemption prices specified in the 5 3/8% Senior Notes. In addition, if the Company or Lamar Media undergoes a change of control, Lamar Media may be required to make an offer to purchase each holder’s 5 3/8% Senior Notes at a price equal to 101% of the principal amount of the 5 3/8% Senior Notes, plus accrued and unpaid interest, up to but not including the repurchase date.

Senior Credit Facility

On January 10, 2014, Lamar Media paid in full the outstanding balance of the term loans then outstanding under its senior credit facility. The Company incurred a non-cash loss of $5,176 related to this transaction.

On February 3, 2014, Lamar Media entered into a Second Restatement Agreement (the “Second Restatement Agreement”) with the Company, certain of Lamar Media’s subsidiaries as Guarantors, JPMorgan Chase Bank, N.A., as Administrative Agent and the Lenders named therein, under which the parties agreed to amend and restate Lamar Media’s existing senior credit facility on the terms set forth in the Second Amended and Restated Credit Agreement attached as Exhibit A to the Second Restatement Agreement (such Second and Amended and Restated Credit Agreement together with the Second Restatement Agreement being herein referred to as the “senior credit facility”). The senior credit facility consists of a $400,000 revolving credit facility and a $500,000 incremental facility.

Lamar Media is the borrower under the senior credit facility. We may also from time to time designate wholly owned subsidiaries as subsidiary borrowers under the incremental loan facility. Incremental loans may be in the form of additional term loan tranches or increases in the revolving credit facility. Our lenders have no obligation to make additional loans to us, or any designated subsidiary borrower, under the incremental facility, but may enter into such commitments in their sole discretion.

On April 18, 2014, Lamar Media entered into Amendment No. 1 to the Second Amended and Restated Credit Agreement (the “Amendment”) with Lamar Advertising, certain of Lamar Media’s subsidiaries as Guarantors, JPMorgan Chase Bank, N.A. as Administrative Agent and the Lenders named therein under which the parties agreed to amend Lamar Media’s existing senior credit facility on the terms set forth in the Amendment. The Amendment created a new $300,000 Term A Loan facility (the “Term A Loans”) and certain other amendments to the senior credit agreement. The Term A Loans did not reduce the $500,000 Incremental Loan facility. Lamar Media borrowed all $300,000 in Term A Loans on April 18, 2014. The net loan proceeds, together with borrowings under the revolving portion of the senior credit facility and cash on hand, were used to fund the redemption of all $400,000 in aggregate principal amount of Lamar Media’s 7 7/8% Notes due 2018 on April 21, 2014.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

The Term A Loans began amortizing on June 30, 2014 in quarterly installments on each September 30, December 31, March 31, and June 30 thereafter, as follows:

Principal Payment Date	Principal Amount
March 31, 2016	$3,750
June 30, 2016- March 31, 2017	$5,625
June 30, 2017-December 31, 2018	$11,250
Term A Loan Maturity Date	$168,750

The Term A loans and revolving credit facility bear interest at rates based on the Adjusted LIBO Rate (“Eurodollar loans”) or the Adjusted Base Rate (“Base Rate loans”), at Lamar Media’s option. Eurodollar loans bear interest at a rate per annum equal to the Adjusted LIBO rate plus 2.25% (or the Adjusted LIBO Rate plus 2.00% at any time the Total Debt Ratio is less than or equal to 4.25 to 1; or the Adjusted LIBO Rate plus 1.75% at any time the Total Debt Ratio is less than or equal to 3.00 to 1). Base Rate Loans bear interest at a rate per annum equal to the Adjusted Base Rate plus 1.00% (or the Adjusted Base Rate plus 0.75% at any time the Total Debt Ratio is less than or equal to 3.00 to 1). The guarantees, covenants, events of default and other terms of the senior credit facility apply to the Term A Loans and revolving credit facility.

As of December 31, 2015, there was $100,000 outstanding under the revolving credit facility. Availability under the revolving facility is reduced by the amount of any letters of credit outstanding. Lamar Media had $8,915 letters of credit outstanding as of December 31, 2015 resulting in $291,085 of availability under its revolving facility. Revolving credit loans may be requested under the revolving credit facility at any time prior to its maturity on February 2, 2019, and bear interest, at Lamar Media’s option, at the Adjusted LIBO Rate or the Adjusted Base Rate plus applicable margins, such margins are set at an initial rate with the possibility of a step down based on Lamar Media’s ratio of debt to trailing four quarters EBITDA, as defined in the senior credit facility.

The terms of Lamar Media’s senior credit facility and the indentures relating to Lamar Media’s outstanding notes restrict, among other things, the ability of Lamar Advertising and Lamar Media to:

•	dispose of assets;

•	incur or repay debt;

•	create liens;

•	make investments; and

•	pay dividends.

The senior credit facility contains provisions that would allow Lamar Media to conduct its affairs in a manner that would allow Lamar Advertising to qualify and remain qualified as a REIT, including by allowing Lamar Media to make distributions to Lamar Advertising required for the Company to qualify and remain qualified for taxation as a REIT, subject to certain restrictions.

Lamar Media’s ability to make distributions to Lamar Advertising is also restricted under the terms of these agreements. Under Lamar Media’s senior credit facility the Company must maintain a specified senior debt ratio at all times and in addition, must satisfy a total debt ratio in order to incur debt, make distributions or make certain investments.

Lamar Advertising and Lamar Media were in compliance with all of the terms of their indentures and the applicable senior credit agreement provisions during the periods presented.

(9) Asset Retirement Obligation

The Company’s asset retirement obligation includes the costs associated with the removal of its structures, resurfacing of the land and retirement cost, if applicable, related to the Company’s outdoor advertising portfolio. The following table reflects information related to our asset retirement obligations:

Balance at December 31, 2013	$200,831
Additions to asset retirement obligations	1,238
Accretion expense	5,262
Liabilities settled	(3,004)

Balance at December 31, 2014	204,327
Additions to asset retirement obligations	1,680
Accretion expense	4,845
Liabilities settled	(4,618)

Balance at December 31, 2015	$206,234

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(10) Depreciation and Amortization

The Company includes all categories of depreciation and amortization on a separate line in its Statements of Operations. The amounts of depreciation and amortization expense excluded from the following operating expenses in its Statements of Operations are:

	Year Ended December 31,
	2015	2014	2013
Direct expenses	$175,937	$241,471	$283,280
General and administrative expenses	3,178	4,534	4,684
Corporate expenses	12,318	12,430	12,615

	$191,433	$258,435	$300,579

Effective January 1, 2015, the Company changed its depreciation method from the double declining balance method to the straight-line method. The Company believes that the straight-line method better reflects the pattern of consumption of the future benefits to be derived from those assets being depreciated. The increase to operating income and net income and decrease to depreciation expense for the Company’s assets existing as of January 1, 2015 is $11,089 for the year ended December 31, 2015.

(11) Income Taxes

The Company has filed, for prior taxable years through its taxable year ended December 31, 2013, a consolidated U.S. federal tax return, which includes all of its wholly owned domestic subsidiaries. For its taxable year commencing January 1, 2014, the Company filed, and intends to continue to file, as a REIT, and its TRSs filed, and intend to continue to file, as C corporations. The Company also files tax returns in various states and countries. The Company’s state tax returns reflect different combinations of the Company’s subsidiaries and are dependent on the connection each subsidiary has with a particular state. The following information pertains to the Company’s income taxes on a consolidated basis.

Income tax expense (benefit) consists of the following:

	Current	Deferred	Total
Year ended December 31, 2015:
U.S. federal	$7,686	$(930)	$6,756
State and local	1,746	(246)	1,500
Foreign	1,527	12,275	13,802

	$10,959	$11,099	$22,058

Year ended December 31, 2014:
U.S. federal	$8,721	$(119,014)	$(110,293)
State and local	2,632	(2,909)	(277)
Foreign	692	(214)	478

	$12,045	$(122,137)	$(110,092)

Year ended December 31, 2013:
U.S. federal	$930	$21,681	$22,611
State and local	1,609	1,165	2,774
Foreign	1,553	(4,097)	(2,544)

	$4,092	$18,749	$22,841

The income tax provision for the year ended December 31, 2014 is net of the deferred tax benefit due to the REIT conversion of $120,081. As of December 31, 2015 and 2014, the Company had income taxes payable of $524 and $308, respectively, included in accrued expenses. The U.S. and foreign components of earnings before income taxes are as follows:

	2015	2014	2013
U.S.	$282,774	$144,298	$62,506
Foreign	1,854	(872)	474

Total	$284,628	$143,426	$62,980

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

A reconciliation of significant differences between the reported amount of income tax expense and the expected amount of income tax expense that would result from applying the U.S. federal statutory income tax rate of 35 percent to income before taxes is as follows:

	2015	2014	2013
Income tax expense at U.S. federal statutory rate	$99,620	$50,199	$22,043
Tax adjustment related to REIT (a)	(92,073)	(44,891)	—
State and local income taxes, net of federal income tax benefit	1,180	1,017	3,585
Book expenses not deductible for tax purposes	2,117	2,061	1,351
Stock-based compensation	66	(33)	65
Valuation allowance (b)	13,818	—	(1,097)
Rate change (c)	90	91	(2,565)
Deferred tax adjustment due to REIT conversion	—	(120,081)	—
Other differences, net	(2,760)	1,545	(541)

Income tax expense	$22,058	$(110,092)	$22,841

(a)	Includes dividend paid deduction of $83,750 and $62,937 for the tax years ended December 31, 2015 and 2014, respectively.
(b)	In May of 2015, Puerto Rico’s “Act 72 of 2015” was signed into law. Under the enacted legislation, significant changes to the 2011 Internal Revenue Code rendered the Company’s tax planning strategy to provide a source of taxable income to support recognition of deferred tax assets in Puerto Rico no longer feasible. As a result, for the year ended December 31, 2015, a non-cash valuation allowance of $13,818 was recorded to income tax expense due to our limited ability to utilize the Puerto Rico deferred tax assets in future years.
(c)	In 2013, the “Tax Burden Adjustment and Redistribution Act” was signed into law. Under the enacted legislation, the Puerto Rico corporate income tax rate was increased to 39% from 30%. As a result, a non-cash benefit of $2,479 to income tax expense was recorded for the increase of the Puerto Rico net deferred tax asset. Also in 2013, British Columbia Bill 2 was signed into law. The enacted legislation increased the general corporate income tax rate to 11% from 10%. As a result, a non-cash benefit of $86 to income tax expense was recorded for the increase of the Canadian net deferred tax asset.

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and (liabilities) are presented below:

	2015	2014
Deferred tax assets:
Allowance for doubtful accounts	$722	$255
Accrued liabilities not deducted for tax purposes	4,362	4,703
Asset retirement obligation	97	79
Net operating loss carry forwards	12,762	11,881
Tax credit carry forwards	155	209
Charitable contributions carry forward	6	9
Property, plant and equipment	1,080	65
Investment in partnerships	246	354

Gross deferred tax assets	19,430	17,555
Less: valuation allowance	(13,827)	(9)

Net deferred tax assets	5,603	17,546

Deferred tax liabilities:
Intangibles	(6,303)	(4,321)

Gross deferred tax liabilities	(6,303)	(4,321)

Net deferred tax (liabilities) assets	$(700)	$13,225

Classification in the consolidated balance sheets:
Current deferred tax assets	$1,352	$729
Noncurrent deferred tax assets	—	12,496
Noncurrent deferred tax liabilities	(2,052)	—

Net deferred tax (liabilities) assets	$(700)	$13,225

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

As of December 31, 2015, we have approximately $257,839 of U.S. net operating loss carry forwards to offset future taxable income. Of this amount, $4,011 is subject to an IRC §382 limitation. These carry forwards expire between 2020 through 2032. In addition, we have $4,822 of various credits available to offset future U.S. federal income tax.

As of December 31, 2015 we have approximately $488,294 of state net operating loss carry forwards before valuation allowances. These state net operating losses are available to reduce future taxable income and expire at various times and amounts. In addition, we have $201 of various credits available to offset future state income tax. There was no valuation allowance related to state net operating loss carry forwards as of December 31, 2015 and 2014. The net change in the total state valuation allowance for each of the years ended December 31, 2014, and 2013 was a decrease of $2,322 and $1,087, respectively. There was no net charge in the total state valuation allowance for the year ended December 31, 2015. The decrease in 2014 was primarily due to the adjustment of deferred tax assets and related valuation allowance for assets and liabilities of REIT operations no longer subject to state income taxes at the REIT level, which had the effect of valuing these assets at an expected rate of 0%.

During 2015, we generated $2,156 of Puerto Rico net operating losses. As of December 31, 2015, we had approximately $30,523 of Puerto Rico net operating loss carry forwards before valuation allowances. These Puerto Rico net operating losses are available to offset future taxable income. These carry forwards expire between 2016 and 2025. In addition, we have $155 of alternative minimum tax credits available to offset future Puerto Rico income tax.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those jurisdictions during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carry back and carry forward periods), projected future taxable income, and tax-planning strategies in making this assessment. In order to fully realize the deferred tax assets, the Company will need to generate future taxable income before the expiration of the carry forwards governed by the tax code. Based on the current level of pretax earnings and significant changes in Puerto Rico tax legislation, the Company will not generate the minimum amount of future taxable income to support the realization of the deferred tax assets. As a result, management has determined that a valuation allowance related to Puerto Rico net operating loss carry forwards and other deferred tax assets is necessary. The valuation allowance for these deferred tax assets as of December 31, 2015 and 2014 was $13,827 and $9, respectively. The net change in the total valuation allowance for the years ended December 31, 2015 and 2014 was an increase of $13,818. The amount of the deferred tax asset considered realizable, however, could be adjusted in the near term if estimates of future taxable income during the carry forward period increase.

We have not recognized a deferred tax liability of approximately $9,041 for the undistributed earnings of our Canadian operations that arose in 2015 and prior years as management considers these earnings to be indefinitely invested outside the U.S. As of December 31, 2015, the undistributed earnings of these subsidiaries were approximately $25,831.

Under ASC 740, we provide for uncertain tax positions, and the related interest, and adjust recognized tax benefits and accrued interest accordingly. We do not have any unrecognized tax benefits that, if recognized in future periods, would impact our effective tax rate for the years ended December 31, 2015 and 2014.

We are subject to income taxes in the U.S. and nearly all states. In addition, the Company is subject to income taxes in Canada and the Commonwealth of Puerto Rico. We are no longer subject to U.S federal income tax examinations by tax authorities for years prior to 2012, or for any U.S. state income tax audit prior to 2007. The IRS has completed a review of the 2013 income tax return.    With respect to Canada and Puerto Rico, we are no longer subject to income tax audits for years before 2012 and 2011, respectively.

(12) Related Party Transactions

Affiliates, as used within these statements, are persons or entities that are affiliated with Lamar Advertising Company or its subsidiaries through common ownership and directorate control.

In addition, the Company had receivables from employees of $0 and $246 at December 31, 2015 and 2014, respectively. These receivables are primarily relocation loans for employees. The Company does not have any receivables from its current executive officers.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

In June 2011, the Company entered into a service contract with Joule Energy LA, LLC (“Joule”), of which Ross L. Reilly was a member and owned 26.66% interest. Mr. Reilly sold his entire interest in Joule during 2014. Joule provides services related to the Company’s installation of solar arrays in the State of Louisiana, which services were completed in 2014. In addition, from time to time beginning in 2012, Joule provides lighting installation services for certain of Lamar Advertising’s billboards in the state of Louisiana. As of December 31, 2014, the aggregate amount paid to Joule under the service contract was approximately $1,914. Ross L. Reilly is the son of Kevin P. Reilly, Jr., our Chairman of the Board of Directors and President.

(13) Stockholders’ Equity

On July 16, 1999, the Board of Directors designated 5,720 shares of the 1,000,000 shares of previously undesignated preferred stock, par value $.001, as Series AA preferred stock, which shares were subsequently exchanged on a one for one basis in the REIT conversion. The Series AA preferred stock ranks senior to the Class A common stock and Class B common stock with respect to dividends and upon liquidation. Holders of Series AA preferred stock are entitled to receive, on a pari passu basis, dividends at the rate of $15.95 per share per quarter when, as and if declared by the Board of Directors. The Series AA preferred stock is entitled to receive, on a pari passu basis, $638 plus a further amount equal to any dividend accrued and unpaid to the date of distribution before any payments are made or assets distributed to the Class A common stock or Class B stock upon voluntary or involuntary liquidation, dissolution or winding up of the Company. The liquidation value of the outstanding Series AA preferred stock at December 31, 2015 was $3,649. The Series AA preferred stock is entitled to one vote per share.

All of the outstanding shares of common stock are fully paid and nonassessable. In the event of the liquidation or dissolution of the Company, following any required distribution to the holders of outstanding shares of preferred stock, the holders of common stock are entitled to share pro rata in any balance of the corporate assets available for distribution to them. The Company may pay dividends if, when and as declared by the Board of Directors from funds legally available therefore, subject to the restrictions set forth in the Company’s existing indentures and the senior credit facility. Subject to the preferential rights of the holders of any class of preferred stock, holders of shares of common stock are entitled to receive such dividends as may be declared by the Company’s Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of either class of common stock unless simultaneously the same dividend is declared or paid on each share of the other class of common stock, provided that, in the event of stock dividends, holders of a specific class of common stock shall be entitled to receive only additional shares of such class.

The rights of the Class A and Class B common stock are equal in all respects, except holders of Class B common stock have ten votes per share on all matters in which the holders of common stock are entitled to vote and holders of Class A common stock have one vote per share on such matters. The Class B common stock will convert automatically into Class A common stock upon the sale or transfer to persons other than permitted transferees (as defined in the Company’s certificate of incorporation, as amended).

During the year ended December 31, 2014, the Company completed its REIT conversion and merger. In connection with the merger each share of the Company’s then outstanding 17,270,930 treasury shares valued at $896,818, ceased to exist and returned to unissued status through a $17 and $896,801 reduction of Class A common stock and additional paid-in capital, respectively.

On December 11, 2014, the Company announced that its Board of Directors authorized the repurchase of up to $250,000 of the Company’s Class A common stock (the “repurchase program”). There were no repurchases under the repurchase program for the years ended December 31, 2015 and 2014.

(14) Stock Compensation Plans

Equity Incentive Plan. Lamar’s 1996 Equity Incentive Plan, as amended, (the “Incentive Plan”) has reserved 15.5 million shares of common stock for issuance to directors and employees, including options granted and common stock reserved for issuance under its performance-based incentive program. Options granted under the plan expire ten years from the grant date with vesting terms ranging from three to five years which primarily includes 1) options that vest in one-fifth increments beginning on the grant date and continuing on each of the first four anniversaries of the grant date and 2) options that cliff-vest on the fifth anniversary of the grant date. All grants are made at fair market value based on the closing price of our Class A common stock as reported on the NASDAQ Global Select Market on the date of grant.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

In February 2013, the plan was amended to eliminate the provision that limited the amount of Class A Common Stock, including shares retained from an award, that could be withheld to satisfy tax withholding obligations to the minimum tax obligations required by law (except with respect to option awards). In accordance with ASC 718, the Company is required to classify the awards affected by the amendment as liability-classified awards at fair value each period prior to their settlement. As of December 31, 2015 and 2014, the Company recorded a liability, in accrued expenses, of $15,301 and $13,283, respectively, related to its equity incentive awards affected by this amendment.

We use a Black-Scholes-Merton option pricing model to estimate the fair value of share-based awards. The Black-Scholes-Merton option pricing model incorporates various highly subjective assumptions, including expected term and expected volatility. We have reviewed our historical pattern of option exercises and have determined that meaningful differences in option exercise activity existed among vesting schedules. Therefore, for all stock options granted after January 1, 2006, we have categorized these awards into two groups of vesting 1) 5-year cliff vest and 2) 4-year graded vest, for valuation purposes. We have determined there were no meaningful differences in employee activity under our ESPP due to the nature of the plan.

We estimate the expected term of options granted using an implied life derived from the results of a hypothetical mid-point settlement scenario, which incorporates our historical exercise, expiration and post-vesting employment termination patterns, while accommodating for partial life cycle effects. We believe these estimates will approximate future behavior.

We estimate the expected volatility of our Class A common stock at the grant date using a blend of 90% historical volatility of our Class A common stock and 10% implied volatility of publicly traded options with maturities greater than six months on our Class A common stock as of the option grant date. Our decision to use a blend of historical and implied volatility was based upon the volume of actively traded options on our common stock and our belief that historical volatility alone may not be completely representative of future stock price trends.

Our risk-free interest rate assumption is determined using the Federal Reserve nominal rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. We assumed an expected dividend yield of 5%.

We estimate option forfeitures at the time of grant and periodically revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We record stock-based compensation expense only for those awards expected to vest using an estimated forfeiture rate based on our historical forfeiture data.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used:

Grant Year	Dividend Yield	Expected Volatility	Risk Free Interest Rate	Expected Lives
2015	5%	45%	2%	6
2014	2%	48%	1%	6
2013	0%	51%	1%	6

Information regarding the 1996 Plan for the year ended December 31, 2015 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Life
Outstanding, beginning of year	2,774,591	$33.76
Granted	42,000	55.52
Exercised	(881,936)	26.50
Forfeited	(8,600)	48.93
Expired	—	—

Outstanding, end of year	1,926,055	37.49	6.22

Exercisable at end of year	1,146,455	33.59	5.56

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

At December 31, 2015 there was $9,253 of unrecognized compensation cost related to stock options granted which is expected to be recognized over a weighted-average period of 1.11 years.

Shares available for future stock option and restricted share grants to employees and directors under existing plans were 2,439,489 at December 31, 2015. The aggregate intrinsic value of options outstanding as of December 31, 2015 was $43,325, and the aggregate intrinsic value of options exercisable was $30,258. Total intrinsic value of options exercised was $28,549 for the year ended December 31, 2015.

Stock Purchase Plan. In 2009 our board of directors adopted a new employee stock purchase plan, the 2009 Employee Stock Purchase Plan or 2009 ESPP, which was approved by our shareholders on May 28, 2009. The 2009 ESPP reserved 588,154 shares of Class A common stock for issuance to our employees, which included 88,154 shares of Class A common stock that had been available for issuance under our 2000 Employee Stock Purchase Plan or 2000 ESPP. The 2000 ESPP was terminated following the issuance of all shares that were subject to the offer that commenced under the 2000 ESPP on January 1, 2009 and ended June 30, 2009. The terms of the 2009 ESPP are substantially the same as the 2000 ESPP.

The number of shares of Class A common stock available under the 2009 ESPP was automatically increased by 80,933 shares on January 1, 2015 pursuant to the automatic increase provisions of the 2009 ESPP. The following is a summary of 2009 ESPP share activity for the year ended December 31, 2015:

Shares
Available for future purchases, January 1, 2015	307,448
Additional shares reserved under 2009 ESPP	80,933
Purchases	(108,792)

Available for future purchases, December 31, 2015	279,589

Performance-based compensation. Unrestricted shares of our Class A common stock may be awarded to key officers and employees under our 1996 Plan based on certain Company performance measures for fiscal 2015. The number of shares to be issued, if any, are dependent on the level of achievement of these performance measures as determined by the Company’s Compensation Committee based on our 2015 results and were issued in the first quarter of 2016. The shares subject to these awards can range from a minimum of 0% to a maximum of 100% of the target number of shares depending on the level at which the goals are attained. Based on the Company’s performance measures achieved through December 31, 2015, the Company has accrued $15,301 as compensation expense related to these agreements.

(15) Benefit Plans

The Company sponsors a partially self-insured group health insurance program. The Company is obligated to pay all claims under the program, which are in excess of premiums, up to program limits. The Company is also self-insured with respect to its income disability benefits and against casualty losses on advertising structures. Amounts for expected losses, including a provision for losses incurred but not reported, is included in accrued expenses in the accompanying consolidated financial statements. As of December 31, 2015, the Company maintained $6,624 in letters of credit with a bank to meet requirements of the Company’s worker’s compensation and general liability insurance carrier.

Savings and Profit Sharing Plan

The Company sponsors The Lamar Corporation Savings and Profit Sharing Plan covering eligible employees who have completed one year of service and are at least 21 years of age. The Company has the option to match 50% of employees’ contributions up to 5% of eligible compensation. Employees can contribute up to 100% of compensation. Full vesting on the Company’s matched contributions occurs after three years for contributions made after January 1, 2002. Annually, at the Company’s discretion, an additional profit sharing contribution may be made on behalf of each eligible employee. The Company matched contributions of $4,148, $3,973 and $3,581 for the years ended December 31, 2015, 2014 and 2013, respectively.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

Deferred Compensation Plan

The Company sponsors a Deferred Compensation Plan for the benefit of certain of its board-elected officers who meet specific age and years of service and other criteria. Officers that have attained the age of 30 and have a minimum of 10 years of service to the Company and satisfying additional eligibility guidelines are eligible for annual contributions to the Plan generally ranging from $3 to $8, depending on the employee’s length of service. The Company’s contributions to the Plan are maintained in a rabbi trust and, accordingly, the assets and liabilities of the Plan are reflected in the balance sheet of the Company in other assets and other liabilities. Upon termination, death or disability, participating employees are eligible to receive an amount equal to the fair market value of the assets in the employee’s deferred compensation account. For the years ended December 31, 2015, 2014 and 2013, the Company contributed $1,430, $1,400 and $1,323, respectively.

On December 8, 2005, the Company’s Board of Directors approved an amendment to the Lamar Deferred Compensation Plan in order to (1) to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) applicable to deferred compensation and (2) to reflect changes in the administration of the Plan. The Company’s Board of Directors also approved the adoption of a grantor trust pursuant to which amounts may be set aside, but remain subject to claims of the Company’s creditors, for payments of liabilities under the new plan, including amounts contributed under the old plan. The plan was further amended in August 2007 to make certain amendments to reflect Section 409A regulations issued on April 10, 2007. An additional clarifying amendment was made to the plan in December 2013.

(16) Commitment and Contingencies

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

(17) Distribution Restrictions

In the filing of our Annual Report on Form 10-K for the year ended December 31, 2015, which was originally filed with the SEC on February 25, 2016, we improperly included disclosures under SEC Regulation S-X Rule 3-10, Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered. The Company’s wholly owned subsidiary, Lamar Media, is the registrar and issuer of all securities. The Company has no requirement for disclosure under Regulation S-X Rule 3-10 and thus such disclosure has been removed. This revision was determined to be immaterial to the financial statements previously presented.

Lamar Media’s ability to make distributions to Lamar Advertising is restricted under both the terms of the indentures relating to Lamar Media’s outstanding notes and by the terms of its senior credit facility. As of December 31, 2015 and December 31, 2014, Lamar Media was permitted under the terms of its outstanding senior subordinated and senior notes to make transfers to Lamar Advertising in the form of cash dividends, loans or advances in amounts up to $2,487,196 and $2,269,393, respectively.

As of December 31, 2015, transfers to Lamar Advertising are permitted under Lamar Media’s senior credit facility and as defined therein, unless, after giving effect such distributions, (i) the total debt ratio is equal to or greater than 6.0 to 1 or (ii) the senior debt ratio is equal to or greater than 3.5 to 1. As of December 31, 2015, the total debt ratio was less than 6.0 to 1 and Lamar Media’s senior debt ratio was less than 3.5 to 1; therefore, dividends or distributions to Lamar Advertising were not subject to any additional restrictions under the senior credit facility. In addition, as of December 31, 2015 the senior credit facility allows Lamar Media to conduct its affairs in a manner that would allow Lamar Advertising to qualify and remain qualified for taxation as a REIT, including by allowing Lamar Media to make distributions to Lamar Advertising required for Lamar Advertising to qualify and remain qualified for taxation as a REIT, subject to certain restrictions.

(18) Fair Value of Financial Instruments

At December 31, 2015 and 2014, the Company’s financial instruments included cash and cash equivalents, marketable securities, accounts receivable, investments, accounts payable and borrowings. The fair values of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings and current portion of long-term debt approximated carrying values because of the short-term nature of these instruments. Investments and initial recognition of asset retirement obligations are reported at fair values. Fair values for investments held at cost are not readily available, but are estimated to approximate fair value. The estimated fair value of the Company’s long term debt (including current maturities) was $1,970,253, which exceeded both the gross and carrying amount of $1,919,484 as of December 31, 2015. The majority of the fair value is determined using observed prices of publicly traded debt (level 1 in the fair value hierarchy) and the remaining is valued based on quoted prices for similar debt (level 2 in the fair value hierarchy).

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(19) Information about Geographic Areas

Revenues from external customers attributable to foreign countries totaled $32,705, $33,124 and $34,013 for the years ended December 31, 2015, 2014 and 2013, respectively. Net carrying value of long lived assets located in foreign countries totaled $5,613 and $7,324 as of December 31, 2015 and 2014, respectively. All other revenues from external customers and long lived assets relate to domestic operations.

(20) New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In August 2015, the FASB issued ASU No. 2015-14 deferring the effective date from January 1, 2017 to January 1, 2018, while allowing for early adoption as of January 1, 2017. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In April 2015, the FASB issued ASU No. 2015-03, Interest – Imputation of interest: Simplifying the Presentation of Debt Issuance Costs. The pronouncement requires reporting entities to present debt issuance costs related to a note as a direct deduction from the face amount of that note presented in the balance sheet. The pronouncement is effective for fiscal years and for interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted. A reporting entity may apply the amendments in the ASU retrospectively to all prior periods. The Company does not expect that the adoption of this pronouncement will have a material impact on the consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17 Income taxes – Balance Sheet Classification of Deferred Taxes. The amendments in this update require deferred tax liabilities and assets be classified as noncurrent in the balance sheet. The amendments are effective for annual and interim periods beginning after December 15, 2016, with early adoption permitted as of the beginning of an interim or annual reporting period. The Company does not expect the adoption of this amendment will have a material impact on the consolidated balance sheet.

(21) Subsequent Events

Acquisition

On January 7, 2016 the Company acquired certain assets of Clear Channel Outdoor Holdings, Inc. in five U.S. markets for a combined purchase price of $458,500. The purchase was funded by a combination of $300,000 in new incremental Term A-1 bridge loan proceeds under the amended senior credit facility and $160,000 in borrowings under our revolving credit facility.

Senior Note Offering

On January 28, 2016 the Company completed an institutional private placement of $400,000 aggregate principal amount of 5 3/4% Senior Notes (“5 3/4% Notes”) due 2026 of Lamar Media Corp., its wholly owned subsidiary. The institutional private placement resulted in net proceeds to Lamar Media of $394,500. The 5 3/4% Notes mature on February 1, 2026, and bear interest at a rate of 5.750% per annum, which is payable semi-annually on February 1 and August 1 of each year, beginning August 1, 2016. The proceeds after payment of fees and expenses were used to repay the $300,000 Term A-1 bridge loan and a portion of borrowings under the revolving credit facility.

Lamar Media may redeem up to 35% of the aggregate principal amount of the 5 3/4% Notes, at any time and from time to time, at a price equal to 105.750% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon, with the net cash proceeds of certain public equity offerings completed before February 1, 2019, provided that following the redemption, at least 65% of the 5 3/4% Notes that were originally issued remain outstanding and any such redemption occurs within 120 days following the closing of any such public equity offering. At any time prior to February 1, 2021, Lamar Media may redeem some or all of the 5 3/4% Notes at a price equal to 100% of the aggregate principal amount, plus accrued and unpaid interest thereon and a make-whole premium. On or after February 1, 2021, Lamar Media may redeem the 5 3/4% Notes, in whole or in part, in cash at redemption prices specified in the 5 3/4% Notes. In addition, if the Company or Lamar Media undergoes a change of control, Lamar Media may be required to make an offer to purchase each holder’s 5 3/4% Notes at a price equal to 101% of the principal amount of the 5 3/4% Notes, plus accrued and unpaid interest, up to but not including the repurchase date.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(22) Quarterly Financial Data (Unaudited)

The tables below represent the balances for the selected quarterly financial data of the Company for each reporting period in the years ended December 31, 2015 and 2014.

	Year 2015 Quarters
	March 31	June 30	September 30	December 31
Net revenues	$302,477	$344,249	$350,701	$355,969
Net revenues less direct advertising expenses	$189,245	$228,298	$229,025	$233,068
Net income applicable to common stock	$40,625	$59,269	$85,874	$76,437
Net income per common share basic	$0.42	$0.61	$0.89	$0.80
Net income per common share — diluted	$0.42	$0.61	$0.89	$0.80

	Year 2014 Quarters
	March 31	June 30	September 30	December 31
Net revenues	$284,933	$330,433	$334,998	$336,696
Net revenues less direct advertising expenses	$173,425	$216,156	$222,610	$221,600
Net (loss) income applicable to common stock	$(4,928)	$15,331	$34,959	$207,791
Net (loss) income per common share basic	$(0.05)	$0.16	$0.37	$2.18
Net (loss) income per common share — diluted	$(0.05)	$0.16	$0.37	$2.18

SCHEDULE II

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Valuation and Qualifying Accounts

Years Ended December 31, 2015, 2014 and 2013

(In thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
Year ended December 31, 2015
Deducted in balance sheet from trade accounts receivable:
Allowance for doubtful accounts	$7,957	6,506	5,479	$8,984
Deducted in balance sheet from intangible assets:
Amortization of intangible assets	$1,995,092	66,490	2,233	$2,059,349
Year ended December 31, 2014
Deducted in balance sheet from trade accounts receivable:
Allowance for doubtful accounts	$7,615	5,947	5,605	$7,957
Deducted in balance sheet from intangible assets:
Amortization of intangible assets	$1,900,026	96,139	1,073	$1,995,092
Year ended December 31, 2013
Deducted in balance sheet from trade accounts receivable:
Allowance for doubtful accounts	$7,615	6,034	6,034	$7,615
Deducted in balance sheet from intangible assets:
Amortization of intangible assets	$1,794,415	106,533	922	$1,900,026

SCHEDULE III

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Schedule of Real Estate and Accumulated Depreciation

December 31, 2015 and 2014

(In thousands)

Description (1)	Encumbrances	Initial Cost(2)	Gross Carrying Amount (3)	Accumulated Depreciation	Construction Date	Acquisition Date	Useful Lives
319,977 Displays	—	—	$2,856,243	$(1,910,860)	Various	Various	5 to 20 years

(1)	No single asset exceeded 5% of the total gross carrying amount at December 31, 2015
(2)	This information is omitted, as it would be impracticable to compile such information on a site-by-site basis
(3)	Includes sites under construction

The following table summarizes activity for the Company’s real estate assets, which consists of advertising displays and the related accumulated depreciation.

	December 31,	December 31,
	2015	2014
Gross real estate assets:
Balance at the beginning of the year	$2,837,442	$2,772,308
Capital expenditures on new advertising displays(4)	46,871	53,832
Capital expenditures on improvements/redevelopments of existing advertising displays	14,412	12,961
Capital expenditures other recurring	34,336	25,870
Land acquisitions(5)	13,851	4,701
Acquisition of advertising displays(6)	13,781	6,021
Assets sold or written-off	(101,912)	(37,005)
Foreign exchange	(2,538)	(1,246)

Balance at the end of the year	$2,856,243	$2,837,442

Accumulated depreciation:
Balance at the beginning of the year	$1,903,434	$1,799,325
Depreciation	100,005	135,679
Assets sold or written-off	(91,218)	(30,994)
Foreign exchange	(1,361)	(576)

Balance at the end of the year	$1,910,860	$1,903,434

(4)	Includes non-cash amounts of $2,698 and $3,126 at December 31, 2015 and 2014, respectively
(5)	Includes non-cash amounts of $200 at December 31, 2015
(6)	Includes non-cash amounts of $502 at December 31, 2015

Management’s Report on Internal Control Over Financial Reporting

The management of Lamar Media Corp. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act.

Lamar Media’s management assessed the effectiveness of Lamar Media’s internal control over financial reporting as of December 31, 2015. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013). Based on this assessment, Lamar Media’s management has concluded that, as of December 31, 2015, Lamar Media’s internal control over financial reporting is effective based on those criteria. The effectiveness of Lamar Media’s internal control over financial reporting as of December 31, 2015 has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report, which is included in Item 8 to this Annual Report.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

Lamar Media Corp.:

We have audited the accompanying consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2015. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedules II and III. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lamar Media Corp. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Lamar Media Corp.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 25, 2016, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
KPMG LLP

Baton Rouge, Louisiana

February 25, 2016, except as to Note 9,

which is as of July 8, 2016

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2015 and 2014

(In thousands, except share and per share data)

	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$21,827	$25,535
Receivables, net of allowance for doubtful accounts of $8,984 and $7,957 as of 2015 and 2014, respectively	174,398	169,610
Prepaid expenses	44,437	42,713
Deferred income tax assets (note 6)	1,352	729
Other current assets	39,218	34,057

Total current assets	281,232	272,644

Property, plant and equipment	3,139,239	3,110,385
Less accumulated depreciation and amortization	(2,044,102)	(2,026,745)

Net property, plant and equipment	1,095,137	1,083,640

Goodwill (note 3)	1,536,443	1,502,616
Intangible assets, net (note 3)	402,418	366,518
Deferred financing costs, net of accumulated amortization of $10,167 and $5,476 as of 2015 and 2014, respectively	26,080	30,771
Deferred income tax assets (note 6)	—	12,496
Other assets	32,110	31,775

Total assets	$3,373,420	$3,300,460

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Trade accounts payable	$17,452	$16,368
Current maturities of long-term debt (note 5)	21,332	15,625
Accrued expenses (note 4)	110,728	105,007
Deferred income	87,661	84,558

Total current liabilities	237,173	221,558
Long-term debt (note 5)	1,898,152	1,884,270
Deferred income tax liabilities (note 6)	2,052	—
Asset retirement obligation	206,234	204,327
Other liabilities	22,628	23,414

Total liabilities	2,366,239	2,333,569

Stockholder’s equity:
Common stock, $.01 par value, authorized 3,000 shares; 100 shares issued and outstanding at 2015 and 2014	—	—
Additional paid-in-capital	2,734,479	2,682,216
Accumulated comprehensive (deficit) income	(1,178)	2,454
Accumulated deficit	(1,726,120)	(1,717,779)

Stockholder’s equity	1,007,181	966,891

Total liabilities and stockholder’s equity	$3,373,420	$3,300,460

See accompanying notes to consolidated financial statements.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

Years Ended December 31, 2015, 2014 and 2013

(In thousands)

	2015	2014	2013
Statements of Operations
Net revenues	$1,353,396	$1,287,060	$1,245,842

Operating expenses (income):
Direct advertising expenses (exclusive of depreciation and amortization)	473,760	453,269	436,844
General and administrative expenses (exclusive of depreciation and amortization)	242,182	230,800	231,574
Corporate expenses (exclusive of depreciation and amortization)	71,426	68,733	56,877
Depreciation and amortization	191,433	258,435	300,579
Gain on disposition of assets	(8,765)	(3,192)	(3,804)

	970,036	1,008,045	1,022,070

Operating income	383,360	279,015	223,772
Other expense (income):
Loss on extinguishment of debt	—	26,023	14,345
Other-than-temporary impairment of investment	—	4,069	—
Interest income	(34)	(102)	(165)
Interest expense	98,433	105,254	146,277

	98,399	135,244	160,457

Income before income tax expense	284,961	143,771	63,315
Income tax expense (benefit) (note 6)	22,058	(143,264)	22,977

Net income	$262,903	$287,035	$40,338

Statements of Comprehensive Income
Net income	$262,903	$287,035	$40,338
Other comprehensive loss, net of tax
Foreign currency translation adjustments	(3,632)	(1,413)	(2,111)

Comprehensive income	$259,271	$285,622	$38,227

See accompanying notes to consolidated financial statements.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Equity

Years Ended December 31, 2015, 2014 and 2013

(In thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Accumulated Comprehensive Income (Deficit)	Accumulated Deficit	Total
Balance, December 31, 2012	$—	$2,606,157	$5,978	$(1,799,530)	$812,605
Contribution from parent	—	37,858	—	—	37,858
Foreign currency translations	—	—	(2,111)	—	(2,111)
Net income	—	—	—	40,338	40,338
Dividend to parent	—	—	—	(4,200)	(4,200)

Balance, December 31, 2013	—	2,644,015	3,867	(1,763,392)	884,490
Contribution from parent	—	38,201	—	—	38,201
Foreign currency translations	—	—	(1,413)	—	(1,413)
Net income	—	—	—	287,035	287,035
Dividend to parent	—	—	—	(241,422)	(241,422)

Balance, December 31, 2014	—	2,682,216	2,454	(1,717,779)	966,891
Contribution from parent	—	52,263	—	—	52,263
Foreign currency translations	—	—	(3,632)	—	(3,632)
Net income	—	—	—	262,903	262,903
Dividend to parent	—	—	—	(271,244)	(271,244)

Balance, December 31, 2015	$—	$2,734,479	$(1,178)	$(1,726,120)	$1,007,181

See accompanying notes to consolidated financial statements.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2015, 2014 and 2013

(In thousands)

	2015	2014	2013
Cash flows from operating activities:
Net income	$262,903	$287,035	$40,338
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	191,433	258,435	300,579
Non-cash compensation	25,890	24,120	24,936
Amortization included in interest expense	4,682	4,777	14,667
Gain on disposition of assets and investments	(8,765)	(3,192)	(3,804)
Other-than-temporary impairment of investment	—	4,069	—
Loss on extinguishment of debt	—	26,023	14,345
Deferred income tax expense (benefit)	11,099	(155,528)	18,885
Provision for doubtful accounts	6,506	5,947	6,034
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables	(9,034)	(13,553)	(6,663)
Prepaid expenses	(575)	524	788
Other assets	(4,475)	662	(4,970)
Increase (decrease) in:
Trade accounts payable	(458)	1,076	(89)
Accrued expenses	3,335	8,491	(6,371)
Other liabilities	(29,120)	(14,306)	(21,300)

Cash flows provided by operating activities	453,421	434,580	377,375

Cash flows from investing activities:
Capital expenditures	(110,425)	(107,573)	(105,650)
Acquisitions	(153,877)	(65,021)	(92,248)
(Increase) decrease in notes receivable	(7)	4,462	(840)
Proceeds from disposition of assets and investments	10,429	4,135	6,869

Cash flows used in investing activities	(253,880)	(163,997)	(191,869)

Cash flows from financing activities:
Proceeds received from revolving credit facility	317,000	325,000	184,000
Payments on revolving credit facility	(282,000)	(410,000)	(34,000)
Principal payments on long-term debt	(15,468)	(11,750)	(33,051)
Proceeds received from senior credit facility	—	300,000	—
Debt issuance costs	—	(17,442)	(89)
Proceeds received from note offering	—	510,000	—
Payment on senior subordinated notes	—	(415,752)	(360,383)
Payment on senior credit facility	—	(352,106)	—
Distributions to non-controlling interest	(1,130)	(1,094)	—
Dividends to parent	(271,244)	(241,422)	(4,200)
Contributions from parent	52,263	38,201	37,858

Cash flows used in financing activities	(200,579)	(276,365)	(209,865)

Effect of exchange rate changes in cash and cash equivalents	(2,670)	(1,395)	(1,340)

Net decrease in cash and cash equivalents	(3,708)	(7,177)	(25,699)
Cash and cash equivalents at beginning of period	25,535	32,712	58,411

Cash and cash equivalents at end of period	$21,827	$25,535	$32,712

Supplemental disclosures of cash flow information:
Cash paid for interest	$93,765	$94,646	$140,048

Cash paid for state and federal income taxes	$10,786	$12,754	$4,096

See accompanying notes to consolidated financial statements.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(1) Significant Accounting Policies

(a) Nature of Business

Lamar Media Corp. is a wholly owned subsidiary of Lamar Advertising Company. Lamar Media Corp. is engaged in the outdoor advertising business operating approximately 144,000 outdoor advertising displays in 44 states, Canada and Puerto Rico. Lamar Media’s operating strategy is to be the leading provider of outdoor advertising services in the markets it serves.

In addition, Lamar Media operates a logo sign business in 23 states throughout the United States as well as the province of Ontario, Canada. Logo signs are erected pursuant to state-awarded service contracts on public rights-of-way near highway exits and deliver brand name information on available gas, food, lodging and camping services. Included in the Company’s logo sign business are tourism signing contracts. The Company provides transit advertising in airport terminals, on bus shelters, benches and buses in the markets it serves.

Certain footnotes are not provided for the accompanying financial statements as the information in notes 2, 4, 6, 9, 10, 13, 14, 15, 16, 17, 18, 19, 20 and 21 and portions of notes 1 and 12 to the consolidated financial statements of Lamar Advertising Company included elsewhere in this filing are substantially equivalent to that required for the consolidated financial statements of Lamar Media Corp. Earnings per share data is not provided for the operating results of Lamar Media Corp. as it is a wholly owned subsidiary of Lamar Advertising Company.

(b) Principles of Consolidation

The accompanying consolidated financial statements include Lamar Media Corp., its wholly owned subsidiaries, The Lamar Company, L.L.C., Lamar Central Outdoor, LLC, Lamar TRS Holdings, LLC, Lamar Advertising Southwest, Inc., Interstate Logos, L.L.C., Lamar Obie Company, LLC, Lamar Canadian Outdoor Company, Lamar Advertising of Puerto Rico, Inc. and their majority-owned subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

(2) Non-cash Financing and Investing Activities

For the years ended December 31, 2015, 2014 and 2013, the Company had non-cash investing activities of $6,036, $1,900 and $4,982 related to capital expenditures and acquisitions of outdoor advertising assets. There were no significant non-cash financing activities during the years ended December 31, 2015, 2014 and 2013.

(3) Goodwill and Other Intangible Assets

The following is a summary of intangible assets at December 31, 2015 and December 31, 2014:

	Estimated Life (Years)	2015		2014
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable Intangible Assets:
Customer lists and contracts	7—10	$513,832	$477,006	$499,311	$470,170
Non-competition agreement	3—15	64,514	63,453	64,062	63,192
Site locations	15	1,616,345	1,251,825	1,531,161	1,194,709
Other	5—15	13,463	13,452	13,463	13,408

		$2,208,154	$1,805,736	$2,107,997	$1,741,479
Unamortizable Intangible Assets:
Goodwill		$1,789,110	$252,667	$1,755,283	$252,667

The changes in the gross carrying amount of goodwill for the year ended December 31, 2015 are as follows:

Balance as of December 31, 2014	$1,755,283
Goodwill acquired during the year	34,275
Purchase price adjustments and other	(448)
Impairment losses	—

Balance as of December 31, 2015	$1,789,110

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(4) Accrued Expenses

The following is a summary of accrued expenses at December 31, 2015 and 2014:

	2015	2014
Payroll	$14,943	$13,852
Interest	29,268	29,281
Accrued lease expense	33,628	35,903
Other	32,889	25,971

	$110,728	$105,007

(5) Long-term Debt

Long-term debt consists of the following at December 31, 2015 and 2014:

	2015	2014
Senior Credit Agreement	$373,750	$353,750
5 7/8% Senior Subordinated Notes	500,000	500,000
5% Senior Subordinated Notes	535,000	535,000
5 3/8% Senior Notes	510,000	510,000
Other notes with various rates and terms	734	1,145

	1,919,484	1,899,895
Less current maturities	(21,332)	(15,625)

Long-term debt excluding current maturities	$1,898,152	$1,884,270

Long-term debt matures as follows:

2016	$21,332
2017	$39,375
2018	$45,000
2019	$268,750
2020	$—
Later years	$1,545,027

(6) Income Taxes

Income tax expense (benefit) consists of the following:

	Current	Deferred	Total
Year ended December 31, 2015:
U.S. federal	7,686	(930)	6,756
State and local	1,746	(246)	1,500
Foreign	1,527	12,275	13,802

	$10,959	$11,099	$22,058

Year ended December 31, 2014:
U.S. federal	8,993	(151,191)	(142,198)
State and local	2,579	(4,124)	(1,545)
Foreign	692	(213)	479

	$12,264	$(155,528)	$(143,264)

Year ended December 31, 2013:
U.S. federal	$930	$21,798	$22,728
State and local	1,609	1,184	2,793
Foreign	1,553	(4,097)	(2,544)

	$4,092	$18,885	$22,977

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

The income tax provision for the year ended December 31, 2014 is net of the deferred tax benefit due to REIT conversion of approximately $153,472. As of December 31, 2015 and December 31, 2014, the Company had income taxes payable of $524 and $308, respectively, included in accrued expenses.

The U.S. and foreign components of earnings before income taxes are as follows:

	2015	2014	2013
U.S.	$283,107	$144,643	$62,841
Foreign	1,854	(872)	474

Total	$284,961	$143,771	$63,315

A reconciliation of significant differences between the reported amount of income tax expense and the expected amount of income tax expense that would result from applying the U.S. federal statutory income tax rate of 35 percent to income before taxes is as follows:

	2015	2014	2013
Income tax expense at U.S. federal statutory rate	$99,736	$50,320	$22,160
Tax adjustment related to REIT (a)	(92,189)	(45,012)	—
State and local income taxes, net of federal income tax benefit	1,180	1,017	3,601
Book expenses not deductible for tax purposes	2,117	2,061	1,351
Stock-based compensation	66	(33)	65
Valuation allowance (b)	13,818	—	(1,094)
Rate Change (c)	90	91	(2,565)
Deferred tax adjustment due to REIT conversion	—	(153,472)	—
Other differences, net	(2,760)	1,764	(541)

Income tax expense	$22,058	$(143,264)	$22,977

(a)	Includes dividend paid deduction of $83,866 and $63,058 for the tax years ended 2015 and 2014, respectively.
(b)	In 2015, Puerto Rico’s “Act 72 of 2015” was signed into law. Under the enacted legislation, significant changes to the 2011 Internal Revenue Code rendered the Company’s tax planning strategy to provide a source of taxable income to support recognition of deferred tax assets in Puerto Rico no longer feasible. As a result, a non-cash valuation allowance of $13,818 was recorded to income tax expense due to our limited ability to utilize the Puerto Rico deferred tax assets in future years.
(c)	In 2013, the “Tax Burden Adjustment and Redistribution Act” was signed into law. Under the enacted legislation, the Puerto Rico corporate income tax rate was increased to 39% from 30%. As a result, a non-cash benefit of $2,479 to income tax expense was recorded for the increase of the Puerto Rico net deferred tax asset. Also in 2013, British Columbia Bill 2 was signed into law. The enacted legislation increased the general corporate income tax rate to 11% from 10%. As a result, a non-cash benefit of $86 to income tax expense was recorded for the increase of the Canadian net deferred tax asset.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and (liabilities) are presented below:

	2015	2014
Deferred tax assets:
Allowance for doubtful accounts	$722	$255
Accrued liabilities not deducted for tax purposes	4,362	4,703
Asset retirement obligation	97	79
Net operating loss carry forwards	12,762	11,881
Tax credit carry forwards	155	209
Charitable contributions carry forward	6	9
Property, plant and equipment	1,080	65
Investment in partnership	246	354

Gross deferred tax assets	19,430	17,555
Less: valuation allowance	(13,827)	(9)

Net deferred tax assets	5,603	17,546

Deferred tax liabilities:
Intangibles	(6,303)	(4,321)

Gross deferred tax liabilities	(6,303)	(4,321)

Net deferred tax (liabilities) assets	(700)	$13,225

Classification in the consolidated balance sheets:
Current deferred tax assets	$1,352	$729
Noncurrent deferred tax assets	—	12,496
Noncurrent deferred tax liabilities	(2,052)	—

Net deferred tax (liabilities) assets	$(700)	$13,225

As of December 31, 2015, we have approximately $122,078 of U.S. net operating loss carry forwards to offset future taxable income. Of this amount, $4,011 is subject to an IRC §382 limitation. These carry forwards expire between 2020 and 2032. In addition, we have $19,593 of various credits available to offset future U.S. federal income tax.

As of December 31, 2015, we have approximately $450,573 state net operating loss carry forwards before valuation allowances. These state net operating losses are available to reduce future taxable income and expire at various times and amounts. In addition, we have $201 of various credits available to offset future state income tax. There was no valuation allowance related to state net operating loss carry forwards as of December 31, 2015 and December 31, 2014. The net change in the total state valuation allowance for each of the years ended December 31, 2014, and 2013 was a decrease of $1,751 and $1,085, respectively. There was no net charge in the total state valuation allowance for the year ended December 31, 2015. The decrease in 2014 was primarily due to the adjustment of deferred tax assets and related to valuation allowance for assets and liabilities of REIT operations no longer subject to state income taxes at the REIT level, which had the effect of valuing these assets at an expected rate of 0%.

During 2015 we generated $2,156 of Puerto Rico net operating losses. As of December 31, 2015, we had approximately $30,523 of Puerto Rico net operating loss carry forwards before valuation allowances. These Puerto Rico net operating losses are available to offset future taxable income. These carry forwards expire between 2016 and 2025. In addition, we have $155 of alternative minimum tax credits available to offset future Puerto Rico income tax.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those jurisdictions during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carry back and carry forward periods), projected future taxable income, and tax-planning strategies in making this assessment. In order to fully realize the deferred tax assets, the Company will need to generate future taxable income before the expiration of the carry forwards governed by the tax code. Based on the current level of pretax earnings and significant changes in Puerto Rico tax legislation, the Company will not generate the minimum amount of future taxable income to support the realization of the deferred tax assets. As a result, management has determined that a valuation allowance related to Puerto Rico net operating loss carry forwards and other deferred tax assets is necessary. The valuation allowance for these deferred tax assets as of December 31, 2015 and 2014 was $13,827 and $9, respectively. The net change in the total valuation allowance for the years ended December 31, 2015 and 2014 was an increase of $13,818. The amount of the deferred tax asset considered realizable, however, could be adjusted in the near term if estimates of future taxable income during the carry forward period increase.

We have not recognized a deferred tax liability of approximately $9,041 for the undistributed earnings of our Canadian operations that arose in 2015 and prior years as management considers these earnings to be indefinitely invested outside the U.S. As of December 31, 2015, the undistributed earnings of these subsidiaries were approximately $25,831.

Under ASC 740, we provide for uncertain tax positions, and the related interest, and adjust recognized tax benefits and accrued interest accordingly. As of December 31, 2015 and 2014, we do not have any unrecognized tax benefits that, if recognized in future periods, would impact our effective tax rate.

We are subject to income taxes in the U.S. and nearly all states. In addition, the Company is subject to income taxes in Canada and the Commonwealth of Puerto Rico. We are no longer subject to U.S federal income tax examinations by tax authorities for years prior to 2012, or for any U.S. state income tax audit prior to 2007. The IRS has completed a review of the 2013 income tax return.    With respect to Canada and Puerto Rico, we are no longer subject to income tax audits for years before 2012 and 2011, respectively.

(7) Related Party Transactions

Affiliates, as used within these statements, are persons or entities that are affiliated with Lamar Media Corp. or its subsidiaries through common ownership and directorate control.

As of December 31, 2015 and December 31, 2014, there was a payable to Lamar Advertising Company, its parent, in the amount of $6,259 and $6,955, respectively.

Effective December 31, 2015 and December 31, 2014, Lamar Advertising Company contributed $52,263 and $38,201, respectively, to Lamar Media which resulted in an increase in Lamar Media’s additional paid-in capital.

(8) Quarterly Financial Data (Unaudited)

The tables below represent the balances for the selected quarterly financial data of the Company for each reporting period in the years ended December 31, 2015 and 2014.

	Year 2015 Quarters
	March 31	June 30	September 30	December 31
Net revenues	$302,477	$344,249	$350,701	$355,969
Net revenues less direct advertising expenses	$189,245	$228,298	$229,025	$233,068
Net income	$40,804	$59,449	$86,043	$76,607

	Year 2014 Quarters
	March 31	June 30	September 30	December 31
Net revenues	$284,933	$330,433	$334,998	$336,696
Net revenues less direct advertising expenses	$173,425	$216,156	$222,610	$221,600
Net (loss) income	$(4,778)	$15,480	$35,103	$241,230

(9) Summarized Financial Information of Subsidiaries

In the filing of our Annual Report on Form 10-K for the year ended December 31, 2015, which was originally filed with the SEC on February 25, 2016, we omitted certain required disclosures under SEC Regulation S-X Rule 3-10, Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered. Accordingly, we have revised our financial statement footnotes to correct this immaterial error of omission and include the information presented below. This revision was determined to be immaterial to the financial statements previously presented.

Separate condensed consolidating financial information for Lamar Media, subsidiary guarantors and non-guarantor subsidiaries are presented below. Lamar Media and its subsidiary guarantors have fully and unconditionally guaranteed Lamar Media’s obligations with respect to its publicly issued notes. All guarantees are joint and several. As a result of these guarantee arrangements, we are required to present the following condensed consolidating financial information. The following condensed consolidating financial information should be read in conjunction with the accompanying consolidated financial statements and notes. The condensed consolidating financial information is provided as an alternative to providing separate financial statements for guarantor subsidiaries. Separate financial statements of Lamar Media’s subsidiary guarantors are not included because the guarantees are full and unconditional and the subsidiary guarantors are 100% owned and jointly and severally liable for Lamar Media’s outstanding publicly issued notes. The accounts for all companies reflected herein are presented using the equity method of accounting for investments in subsidiaries.

Condensed Consolidating Balance Sheet as of December 31, 2015

(in thousands)

	Lamar Media Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Lamar Media Consolidated
ASSETS
Total current assets	$6,086	$245,685	$29,461	$—	$281,232
Net property, plant and equipment	—	1,072,595	22,542	—	1,095,137
Intangibles and goodwill, net	—	1,904,096	34,765	—	1,938,861
Other assets	2,969,906	11,451	535	(2,923,702)	58,l90

Total assets	$2,975,992	$3,233,827	$87,303	$(2,923,702)	$3,373,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$21,332	$—	$—	$—	$21,332
Other current liabilities	29,268	163,955	22,618	—	215,841

Total current liabilities	50,600	163,955	22,618	—	237,173

Long-term debt	1,898,152	—	—	—	1,898,152
Other noncurrent liabilities	20,059	210,233	53,659	(53,037)	230,914

Total liabilities	1,968,811	374,188	76,277	(53,037)	2,366,239

Stockholders’ equity	1,007,181	2,859,639	11,026	(2,870,665)	1,007,181

Total liabilities and stockholders’ equity	$2,975,992	$3,233,827	$87,303	$(2,923,702)	$3,373,420

Condensed Consolidating Balance Sheet as of December 31, 2014
(in thousands)

	Lamar Media Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Lamar Media Consolidated
ASSETS
Total current assets	$12,003	$235,202	$25,439	$—	$272,644
Net property, plant and equipment	—	1,063,741	19,899	—	1,083,640
Intangibles and goodwill, net	—	1,834,022	35,112	—	1,869,134
Other assets	2,903,894	10,413	13,953	(2,853,218)	75,042

Total assets	$2,915,897	$3,143,378	$94,403	$(2,853,218)	$3,300,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$15,625	$—	$—	$—	$15,625
Other current liabilities	29,281	151,508	25,144	—	205,933

Total current liabilities	44,906	151,508	25,144	—	221,558

Long-term debt	1,884,270	—	—	—	1,884,270
Other noncurrent liabilities	19,830	207,359	52,788	(52,236)	227,741

Total liabilities	1,949,006	358,867	77,932	(52,236)	2,333,569

Stockholders’ equity	966,891	2,784,511	16,471	(2,800,982)	966,891

Total liabilities and stockholders’ equity	$2,915,897	$3,143,378	$94,403	$(2,853,218)	$3,300,460

Condensed Consolidating Statements of Operations and Comprehensive Income for the Year Ended December 31, 2015

(in thousands)

	Lamar Media Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Lamar Media Consolidated
Statement of Operations
Net revenues	$—	$1,302,770	$54,045	$(3,419)	$1,353,396
Direct advertising expenses (1)	—	446,765	29,325	(2,330)	473,760
General and administrative expenses (1)	—	231,914	10,268	—	242,182
Corporate expenses (1)	—	69,721	1,705	—	71,426
Depreciation and amortization	—	183,757	7,676	—	191,433
Gain on disposition of assets	—	(8,765)	—	—	(8,765)

Operating income (loss)	—	379,378	5,071	(1,089)	383,360

Equity in (earnings) loss of subsidiaries	(361,330)	—	—	361,330	—
Interest expense (income), net	98,427	(33)	1,094	(1,089)	98,399

Income before income tax expense	262,903	379,411	3,977	(361,330)	284,961
Income tax expense (2)	—	8,256	13,802	—	22,058

Net income (loss)	$262,903	$371,155	$(9,825)	$(361,330)	$262,903

Statement of Comprehensive Income
Net income (loss)	$262,903	$371,155	$(9,825)	$(361,330)	$262,903
Total other comprehensive loss, net of tax	—	—	(3,632)	—	(3,632)

Total comprehensive income (loss)	$262,903	$371,155	$(13,457)	$(361,330)	$259,271

(1)	Caption is exclusive of depreciation and amortization.
(2)	The income tax expense reflected in each column does not include any tax effect of the equity in earnings from subsidiaries.

Condensed Consolidating Statements of Operations and Comprehensive Income for the Year Ended December 31, 2014

(in thousands)

	Lamar Media Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Lamar Media Consolidated
Statement of Operations
Net revenues	$—	$1,240,324	$51,070	$(4,334)	$1,287,060
Direct advertising expenses (1)	—	427,945	27,570	(2,246)	453,269
General and administrative expenses (1)	—	220,497	10,303	—	230,800
Corporate expenses (1)	—	67,154	1,579	—	68,733
Depreciation and amortization	—	249,655	8,780	—	258,435
Gain on disposition of assets	—	(3,192)	—	—	(3,192)

Operating income (loss)	—	278,265	2,838	(2,088)	279,015

Equity in (earnings) loss of subsidiaries	(454,138)	—	—	454,138	—
Interest expense (income), net	105,234	(101)	2,107	(2,088)	105,152
Other expenses (income)	61,869	—	(31,777)	—	30,092

Income before income tax expense (benefit)	287,035	278,366	32,508	(454,138)	143,771
Income tax expense (benefit) (2)	—	(143,743)	479	—	(143,264)

Net income (loss)	$287,035	$422,109	$32,029	$(454,138)	$287,035

Statement of Comprehensive Income
Net income (loss)	$287,035	$422,109	$32,029	$(454,138)	$287,035
Total other comprehensive loss, net of tax	—	—	(1,413)	—	(1,413)

Total comprehensive income (loss)	$287,035	$422,109	$30,616	$(454,138)	$285,622

(1)	Caption is exclusive of depreciation and amortization.
(2)	The income tax expense (benefit) reflected in each column does not include any tax effect of the equity in earnings from subsidiaries.

Condensed Consolidating Statements of Operations and Comprehensive Income for the Year Ended December 31, 2013

(in thousands)

	Lamar Media Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Lamar Media Consolidated
Statement of Operations
Net revenues	$—	$1,196,817	$52,875	$(3,850)	$1,245,842
Direct advertising expenses (1)	—	411,248	27,594	(1,998)	436,844
General and administrative expenses (1)	—	221,369	10,205	—	231,574
Corporate expenses (1)	—	54,737	2,140	—	56,877
Depreciation and amortization	—	292,575	8,004	—	300,579
Gain on disposition of assets	—	(3,804)	—	—	(3,804)

Operating income (loss)	—	220,692	4,932	(1,852)	223,772

Equity in (earnings) loss of subsidiaries	(144,280)	—	—	144,280	—
Interest expense (income), net	145,566	(165)	2,563	(1,852)	146,112
Other expenses	14,345	—	—	—	14,345

Income before income tax expense (benefit)	(15,631)	220,857	2,369	(144,280)	63,315
Income tax expense (benefit) (2)	(55,969)	81,522	(2,576)	—	22,977

Net income (loss)	$40,338	$139,335	$4,945	$(144,280)	$40,338

Statement of Comprehensive Income
Net income (loss)	$40,338	$139,335	$4,945	$(144,280)	$40,338
Total other comprehensive loss, net of tax	—	—	(2,111)	—	(2,111)

Total comprehensive income (loss)	$40,338	$139,335	$2,834	$(144,280)	$38,227

(1)	Caption is exclusive of depreciation and amortization.
(2)	The income tax expense (benefit) reflected in each column does not include any tax effect of the equity in earnings from subsidiaries.

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2015

(in thousands)

	Lamar Media Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Lamar Media Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$348,116	$537,763	$9,434	$(441,892)	$453,421

Cash flows from investing activities:
Acquisitions	—	(145,865)	(8,012)	—	(153,877)
Capital expenditures	—	(106,126)	(4,299)	—	(110,425)
Proceeds from disposition of assets and investments	—	10,429	—	—	10,429
Investment in subsidiaries	(153,877)	—	—	153,877	—
(Increase) decrease in intercompany notes receivable	(717)	—	—	717	—
Decrease (increase) in notes receivable	193	(200)	—	—	(7)

Net cash used in investing activities	(154,401)	(241,762)	(12,311)	154,594	(253,880)

Cash flows from financing activities:
Proceeds received from revolving credit facility	317,000	—	—	—	317,000
Payment on revolving credit facility	(282,000)	—	—	—	(282,000)
Principal payments on long-term debt	(15,468)	—	—	—	(15,468)
Intercompany loan proceeds	—	—	717	(717)	—
Distributions to non-controlling interest	—	—	(1,130)	—	(1,130)
Dividends to parent	(271,244)	(441,892)	—	441,892	(271,244)
Contributions from (to) parent	52,263	145,865	8,012	(153,877)	52,263

Net cash (used in) provided by financing activities	(199,449)	(296,027)	7,599	287,298	(200,579)

Effect of exchange rate changes in cash and cash equivalents	—	—	(2,670)	—	(2,670)

Net increase (decrease) in cash and cash equivalents	(5,734)	(26)	2,052	—	(3,708)
Cash and cash equivalents at beginning of period	10,689	480	14,366	—	25,535

Cash and cash equivalents at end of period	$4,955	$454	$16,418	$—	$21,827

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2014

(in thousands)

	Lamar Media Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Lamar Media Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$335,043	$526,987	$5,214	$(432,664)	$434,580

Cash flows from investing activities:
Acquisitions	—	(65,021)	—	—	(65,021)
Capital expenditures	—	(104,976)	(2,597)	—	(107,573)
Proceeds from disposition of assets and investments	—	4,135	—	—	4,135
Investment in subsidiaries	(65,021)	—	—	65,021	—
(Increase) decrease in intercompany notes receivable	(17,034)	—	—	17,034	—
Decrease (increase) in notes receivable	10	4,452	—	—	4,462

Net cash used in investing activities	(82,045)	(161,410)	(2,597)	82,055	(163,997)

Cash flows from financing activities:
Proceeds received from revolving credit facility	325,000	—	—	—	325,000
Payment on revolving credit facility	(410,000)	—	—	—	(410,000)
Principal payments on long-term debt	(11,750)	—	—	—	(11,750)
Proceeds received from senior credit facility	300,000	—	—	—	300,000
Debt issuance costs	(17,442)	—	—	—	(17,442)
Proceeds received from note offering	510,000	—	—	—	510,000
Payment on senior subordinated notes	(415,752)	—	—	—	(415,752)
Payment on senior credit facility	(328,856)	—	(23,250)	—	(352,106)
Intercompany loan proceeds	—	—	17,034	(17,034)	—
Distributions to non-controlling interest	—	—	(1,094)	—	(1,094)
Dividends to parent	(241,422)	(432,664)	—	432,664	(241,422)
Contributions from (to) parent	38,201	65,021	—	(65,021)	38,201

Net cash used in financing activities	(252,021)	(367,643)	(7,310)	350,609	(276,365)

Effect of exchange rate changes in cash and cash equivalents	—	—	(1,395)	—	(1,395)

Net increase (decrease) in cash and cash equivalents	977	(2,066)	(6,088)	—	(7,177)
Cash and cash equivalents at beginning of period	9,712	2,546	20,454	—	32,712

Cash and cash equivalents at end of period	$10,689	$480	$14,366	$—	$25,535

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2013

(in thousands)

	Lamar Media Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Lamar Media Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$278,359	$476,822	$3,547	$(381,353)	$377,375

Cash flows from investing activities:
Acquisitions	—	(92,248)	—	—	(92,248)
Capital expenditures	—	(101,242)	(4,408)	—	(105,650)
Proceeds from disposition of assets and investments	—	6,869	—	—	6,869
Investment in subsidiaries	(92,248)	—	—	92,248	—
(Increase) decrease in intercompany notes receivable	(8,264)	—	—	8,264	—
(Increase) decrease in notes receivable	(126)	(714)	—	—	(840)

Net cash used in investing activities	(100,638)	(187,335)	(4,408)	100,512	(191,869)

Cash flows from financing activities:
Proceeds received from revolving credit facility	184,000	—	—	—	184,000
Payment on revolving credit facility	(34,000)	—	—	—	(34,000)
Principal payments on long-term debt	(30,051)	—	(3,000)	—	(33,051)
Debt issuance costs	(89)	—	—	—	(89)
Payment on senior subordinated notes	(360,383)	—	—	—	(360,383)
Intercompany loan proceeds	—	—	8,264	(8,264)	—
Dividends to parent	(4,200)	(381,353)	—	381,353	(4,200)
Contributions from (to) parent	37,858	92,248	—	(92,248)	37,858

Net cash (used in) provided by financing activities	(206,865)	(289,105)	5,264	280,841	(209,865)

Effect of exchange rate changes in cash and cash equivalents	—	—	(1,340)	—	(1,340)

Net increase (decrease) in cash and cash equivalents	(29,144)	382	3,063	—	(25,699)
Cash and cash equivalents at beginning of period	38,856	2,164	17,391	—	58,411

Cash and cash equivalents at end of period	$9,712	$2,546	$20,454	$—	$32,712

SCHEDULE II

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Valuation and Qualifying Accounts

Years Ended December 31, 2015, 2014 and 2013

(In thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at end of Period
Year Ended December 31, 2015
Deducted in balance sheet from trade accounts receivable:
Allowance for doubtful accounts	$7,957	6,506	5,479	$8,984
Deducted in balance sheet from intangible assets:
Amortization of intangible assets	$1,994,146	66,490	2,233	$2,058,403
Year Ended December 31, 2014
Deducted in balance sheet from trade accounts receivable:
Allowance for doubtful accounts	$7,615	5,947	5,605	$7,957
Deducted in balance sheet from intangible assets:
Amortization of intangible assets	$1,899,080	96,139	1,073	$1,994,146
Year Ended December 31, 2013
Deducted in balance sheet from trade accounts receivable:
Allowance for doubtful accounts	$7,615	6,034	6,034	$7,615
Deducted in balance sheet from intangible assets:
Amortization of intangible assets	$1,793,476	106,533	929	$1,899,080

SCHEDULE III

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Schedule of Real Estate and Accumulated Depreciation

December 31, 2015

(In thousands)

Description (1)	Encumbrances	Initial Cost(2)	Gross Carrying Amount (3)	Accumulated Depreciation	Construction Date	Acquisition Date	Useful Lives
319,977 Displays	—	—	$2,856,243	$(1,910,860)	Various	Various	5 to 20 years

(1)	No single asset exceeded 5% of the total gross carrying amount at December 31, 2015
(2)	This information is omitted, as it would be impracticable to compile such information on a site-by-site basis
(3)	Includes sites under construction

The following table summarizes activity for the Company’s real estate assets, which consists of advertising displays and the related accumulated depreciation.

	December 31, 2015	December 31, 2014
Gross real estate assets:
Balance at the beginning of the year	$2,837,442	$2,772,308
Capital expenditures on new advertising displays(4)	46,871	53,832
Capital expenditures on improvements/redevelopments of existing advertising displays	14,412	12,961
Capital expenditures other recurring	34,336	25,870
Land acquisitions(5)	13,851	4,701
Acquisition of advertising displays(6)	13,781	6,021
Assets sold or written-off	(101,912)	(37,005)
Foreign exchange	(2,538)	(1,246)

Balance at the end of the year	$2,856,243	$2,837,442

Accumulated depreciation:
Balance at the beginning of the year	$1,903,434	$1,799,325
Depreciation	100,005	135,679
Assets sold or written-off	(91,218)	(30,994)
Foreign exchange	(1,361)	(576)

Balance at the end of the year	$1,910,860	$1,903,434

(4)	Includes non-cash amounts of $2,698 and $3,126 at December 31, 2015 and 2014, respectively
(5)	Includes non-cash amounts of $200 at December 31, 2015
(6)	Includes non-cash amounts of $502 at December 31, 2015